Exhibit 10.6

SECOND AMENDMENT TO SHAREHOLDERS’ AGREEMENT

This Second Amendment to the Shareholders’ Agreement (“Second Amendment”) is entered into effective as of November 7, 2003, and is made by and between PriceSmart, Inc. (“PriceSmart”) and Grupo Gigante, S.A. de C.V. (“Gigante”). Each of PriceSmart and Gigante are referred to in this Second Amendment as a “Shareholder,” and collectively as the “Shareholders”. Capitalized terms not defined herein shall have the meaning ascribed to them in the Shareholders’ Agreement (as defined hereinafter).

RECITALS

WHEREAS, the Shareholders entered into a Shareholders’ Agreement for PSMT Mexico, S.A. de C.V., on January 15, 2002 (the “Shareholders’ Agreement”), which called for the creation of new privately-owned company (“NewCo”), being a business corporation under the laws of the United Mexican States (“Mexico”), for the establishment and operation of a business in Mexico, engaged in the sale of general merchandise, food and related products and services under a warehouse club business format (the “Merchandise Business System”);

WHEREAS, the Shareholders entered into a First Amendment to the Shareholders’ Agreement on January 31, 2002 (the “First Amendment to the Shareholders’ Agreement”), to further define the fees the Shareholders would charge each other for their respective services; and

WHEREAS, the Shareholders now wish to further amend the Shareholders’ Agreement to 1. reflect the number of stores actually opened, 2. to define the number of stores to be opened, 3. to modify the responsibilities of each of the parties regarding the management of the business, and 4. to extend certain periods in connection with the exercise of rights regarding the transfer of shares.

AGREEMENT

THEREFORE, in consideration of the mutual promises set forth in this Second Amendment, and in compliance with Section 26 of the Shareholders’ Agreement, the Shareholders agree to amend Section 2.1.3, to read (changes are underlined):

2.1.3. The forty million U.S. dollars ($40,000,000) of initial capital contributions represent the currently anticipated required capital contributions for the construction and operation of not less than three (3) Territory Outlets over a period of eighteen (18) months. The Shareholders will cause NewCo to use diligent good faith efforts to obtain bank financing to continue its anticipated expansion and operation (with pro rata guarantees from PriceSmart and Gigante, if required). If such financing cannot be obtained by NewCo, each of PriceSmart and Gigante will contribute, on a pro-rata basis (based on the parties’ respective equity ownerships). Payment of these additional contributions shall be made as agreed by the Shareholders. After the initial capitalization, upon agreement of

PriceSmart and Gigante, each of PriceSmart and Gigante will contribute, on a pro-rata basis (based on the parties’ respective equity ownerships) additional capital for the construction of as many Territory Outlets as the parties may subsequently agree. In the event any capital calls are not satisfied, the proportionate interest of the non-responding party shall be diluted.

The Shareholders further agree to amend Section 6.9 of the Shareholders’ Agreement, to read:

6.9. Director General.

For so long as each of the Shareholders owns fifty (50%) of the outstanding shares, the Director General shall be nominated by the Directors appointed by the holders of Class B Shares (“Series B Directors”). The Director General shall act as the legal representative of NewCo and in the best interests of NewCo, as instructed by the board.

The Shareholders further agree to amend Section 12.1. of the Shareholders’ Agreement, to read (changes are underlined):

12.1. At anytime after the third year anniversary of the execution of this Agreement, either PriceSmart or Gigante may offer to purchase the other’s interests in NewCo (“Buy-Sell Offer”). Within fifteen (15) calendar days after receipt of the Buy-Sell Offer, which shall contain the price per share, the offeree Shareholder may elect, by written notice to the offeror Shareholder, either (a) to sell the offeree Shareholder’s Shares to the offeror Shareholder at the price per share specified in the Buy-Sell Offer, or (b) to purchase the offeror Shareholder’s shares at the price per share specified in the Buy-Sell Offer. In the event the offeree Shareholder fails to respond to a written Buy-Sell Offer within the allotted time, the offeror may purchase the shares of the offeree Shareholder at ten percent (10%) below the amount of the Buy-Sell offer. Any such transaction (when the offeree Shareholder has exercised its option to either buy or sell) shall close on the latter of sixty (60) business days following receipt of the Buy-Sell Offer or the date on which all necessary approvals are received. The transfer of the ownership of the shares shall not be completed until full payment has been completed. Unless full payment is completed at the execution of the Buy-Sell Agreement, the sales shall be effected through a “Compraventa con reserva de dominio,” as provided under Mexican law.

The Shareholders further agree to amend Section 13.1 of the Shareholders’ Agreement, to read:

13.1 Impasses. If at any time after the third anniversary of this Agreement, the board of Shareholders (as applicable) reach an impasse, which impasse, if unresolved, precludes the continuing performance by NewCo under any material contract to which it is a party or the operation of any significant part of NewCo’s business, and such impasse is not resolved within fifteen (15) calendar days thereafter, the issue shall immediately be referred to the chief executives (or similar officers) of the Shareholders for resolution. If these individuals are unable to agree upon a resolution within fifteen (15) calendar days after referral of such impasse to them, then an impasse is deemed to have been reached. If an impasse is reached, either PriceSmart or Gigante may offer to purchase the other’s interests in NewCo and its subsidiaries (“Buy-Sell Offer”). Within fifteen days after receipt of the Buy-Sell Offer, the offeree Shareholder must elect, by written notice to the offeror Shareholder, either (a) to sell the offeree Shareholder’s Shares to the offeror Shareholder at the price per share specified in the Buy-Sell Offer, or (b) to purchase the offeror Shareholder’s shares at the price per share specified in the Buy-Sell Offer. Any such transaction shall close on the latter of sixty (60) calendar days following receipt of the Buy-Sell Offer or the date on which all necessary approvals are received, with payment to be made in accordance with Section 12.2 and the purchasing party having the rights specified in Section 12.3 or 12.4, as the case may be. If the offeree Shareholder fails to respond to this Buy-Sell Offer, within the allotted time, the offeror Shareholder shall have the right to seek specified performance of a sale of the offeree Shareholder’s shares at ten percent (10%) less than the Buy-Sell offer.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to the Shareholders’ Agreement as of the date first written above.

PRICESMART:		GIGANTE:
PriceSmart, Inc.		Grupo Gigante, S.A. de C.V.

By:	/s/ ROBERT E. PRICE	By:	/s/ ROBERT SALVO

Robert E. Price		Angel Losada Moreno
Interim President/Interim CEO		Chairman and President and/or Robert Salvo Chief Executive Officer